EXHIBIT 10.1

                            MASTER LICENSE AGREEMENT


         This Agreement is entered into as of this 1st day of August, 1998 by and between Welch Foods Inc., A Cooperative, a Michigan corporation with a principal place of business at Three Concord Farms, 575 Virginia Road, Concord, Massachusetts 01742 ("Welch's"), Eskimo Inc. ("Licensee"), a Virginia corporation and a wholly-owned subsidiary of Eskimo Pie Corporation and Eskimo Pie Corporation, a Virginia corporation ("Eskimo"), with Licensee and Eskimo both having a principal place of business at 901 Moorefield Park Drive, Richmond, Virginia 23236.


                                BACKGROUND FACTS


         A. Welch's is the owner of the trademarks WELCH'S, WELCH'S (Design) and WELCHADE as set forth in Schedule A to this Agreement and certain Trade Dress (as hereinafter defined);


         B. Welch's is engaged, inter alia, in the business of manufacturing and distributing frozen juice bar bases (the "Base" or "Bases") used for the manufacture of frozen juice bars sold under the Trademarks and Trade Dress;


         C. The formulae for the manufacture of the Bases are confidential and proprietary trade secrets owned by Welch's.


         D. Eskimo and Licensee are engaged, inter alia, in the business of manufacturing and/or licensing others to manufacture and sell ice cream and other frozen novelty and frozen dessert products.


         E. Welch's and Eskimo are parties to a Master License Agreement dated as of August 31, 1992 (the "1992 Agreement") pursuant to which Eskimo uses and licenses others to use the Trademarks and Trade Dress on and in connection with frozen fruit juice bars as more particularly described in the 1992 Agreement.


         F. Welch's, Licensee and Eskimo desire to terminate the 1992 Agreement and to enter into this Agreement.

         G. Licensee desires to use and license others to use the Trademarks and Trade Dress on and in connection with the Licensed Products described herein and Welch's is willing to authorize Licensee's use and sublicense subject to the terms and conditions of this Agreement.


                              TERMS AND CONDITIONS


         The parties agree as follows:

                             ARTICLE I - DEFINITIONS


         In this Agreement, unless the context of the Agreement clearly indicates the contrary, the following terms shall have the following meanings:


         1.1 "Agreement Year" means each calendar year commencing on or after January 1, 1999 during the Term of this Agreement.


         1.2 "Effective Date" means August 1, 1998.


         1.3 "Frozen Novelty Product" means a single-serve non-beverage frozen dessert or frozen non-beverage snack item (with single-serve meaning less than 6 ounces in volume) typically produced in an ice cream plant and typically distributed through an ice-cream distribution system.


         1.4 "Licensed Products" means (i) the fruit flavored Frozen Novelty bars, enumerated in Schedule B hereof (which Schedule may be modified from time to time by written agreement between the parties) made from the Bases and/or other ingredients specified by Welch's in a form for sale to distributors and consumers under the Trademarks ("Existing Products") and (ii) any other newly developed products in the frozen dessert category as may be mutually agreed upon in writing by the parties pursuant to Section 6.1 ("New Products").


         1.5 "Packaging Material" means packaging, labels, unit bags, wrappers, "multi-pak" retail cartons, point of purchase displays, advertising and promotional material used in connection with the sale, offer for sale, advertising and promotion of the Licensed Products.


         1.6 "Persons" means individuals, corporations, partnerships or other legally recognized commercial entities operated for profit.


         1.7 "Soft-serve Product" means any frozen ice cream or frozen yogurt product intended for use in a frozen soft-serve machine, including but not limited to, frozen yogurt and sorbet products, and such other products as may be mutually agreed upon in writing, which are to be sold and dispensed from soft-serve machines. A Soft-serve Product containing 10% or more juice content, when and if developed and included as a New Product under this Agreement, shall be referred to as a "New Soft-serve Product."


         1.8 "Sublicense" means the form of sublicense agreement attached hereto as Schedule C or the form of sublicense agreement used in connection with the 1992 Agreement.


         1.9 "Sublicensees" means any Person approved by Welch's to enter into a Sublicense in accordance with the terms of this Agreement, or any Person who is already approved by Welch's and a party to a Sublicense relating to the Licensed Products entered into pursuant to the terms of the 1992 Agreement or the 1985 Agreement (as defined below).


         1.10 "Territory" means the United States of America and Puerto Rico.


         1.11 "Trade Dress" means all packaging designs, graphics, layouts, get-up, or other elements of trade dress used in connection with the Licensed Products either during the pendency of the 1992 Agreement or the parties' earlier Agreement dated December 31, 1985, as amended (the "1985 Agreement"), or while this Agreement is in effect and whether created by or under the authority of Welch's or Licensee.


         1.12 "Trademarks" means each of the trademarks that are set forth in Schedule A to this Agreement and the Trade Dress and such other Welch's-owned trademarks as the parties may hereafter agree in writing to use in connection with the Licensed Products.


         1.13 "Welch's", "Licensee", "Eskimo" and "Bases" shall have the meanings given each above, respectively.


         1.14 "Welch's Standards" means the specifications and quality control directions covering each of the Licensed Products which are set forth in a separate written manual and which Welch's may, from time to time, establish, all of which are incorporated herein by reference.


                     ARTICLE II - GRANT OF TRADEMARK LICENSE


         2.1 Upon the terms and conditions set forth herein, Welch's hereby grants Licensee and Licensee hereby accepts, for the Term (as hereinafter defined), the exclusive, non-transferable, non-assignable right to use and to sublicense Eskimo and other Persons, through Sublicenses between Licensee or Eskimo and such other Persons, to use the Trademarks in the Territory only on and in connection with the manufacture, distribution, promotion and sale of the Licensed Products, and only so long as the Licensed Products sold by Eskimo, Licensee or Sublicensees are in strict compliance with the Welch's Standards. Licensee hereby undertakes that all Licensed Products sold by it or any Sublicensee under the Trademarks will be in strict compliance with the Welch's Standards and that any Licensed Products, the quality of which Welch's has disapproved shall not be sold, offered for sale, advertised or promoted under any of the Trademarks.


         2.2 (a) Nothing in this Agreement shall be construed to prevent Welch's from granting any other licenses for the use of the Trademarks or from using the Trademarks in any manner whatsoever, whether inside or outside the Territory, Welch's having retained and reserved all other rights not expressly provided herein to Licensee or Eskimo. Welch's agrees that, except as provided for in
Section 15.2, it will grant no other licenses for the Territory effective during the Term for the use of the Trademarks, nor will it exploit the Trademarks for its own account, in connection with the Licensed Products or any other Frozen Novelty or Soft-serve Products (the "Comparable Products"); provided however, that this provision shall not operate to prevent Welch's from exploiting the Trademarks for its own account (directly or with a third party other than by licensing a third party) in connection with a "Rejected New Product" (as hereinafter defined).


                  (b) A "Rejected New Product" is a Comparable Product that Licensee declines to include as a New Product after concept-screening and consumer acceptance testing in the manner described in this Section. If Welch's presents an idea for a proposed New Product, the parties shall jointly review such idea through agreed-upon concept screening. If after such screening, Licensee elects not to pursue the idea, Welch's may at its own expense continue to develop the proposed product and further quantify consumer acceptance of such product through limited test marketing, a product/concept forecast model such as Bases or any other methodology agreed upon by the parties, that will provide a volume projection and consumer trial and repeat rates. Welch's shall present to Licensee in writing the results of such further consumer acceptance testing and Licensee shall within 30 days of receipt of the presentation of such results notify Welch's in writing of its decision to include or to decline to include such proposed product as a New Product. If, at this point, Licensee agrees to include the proposed product as a New Product, Licensee shall bear 50% of the cost of the further consumer acceptance testing expended to that point by Welch's. If Licensee declines to include the proposed product as a New Product or fails to notify Welch's of its decision one way or the other within such 30-day time period, such proposed product shall be a Rejected New Product.


         2.3 Licensee agrees that during the Term of this Agreement neither Licensee nor Eskimo shall, directly or indirectly, manufacture, distribute, promote or sell any Comparable Products which contain 10% or more juice content other than the Licensed Products, except that Licensee and Eskimo may manufacture, distribute, promote or sell any Soft-serve Products under trademarks owned by Licensee or Eskimo.


         2.4 The license herein granted extends only to the Territory. Licensee agrees: (a) that Licensee will not use or knowingly permit any use of the Trademarks, or any trademark confusingly similar thereto, in any geographic area other than the Territory; (b) that Licensee will not ship, deliver or otherwise transfer or knowingly permit the shipment, delivery or transfer of, any Licensed Products across or outside the boundaries of the Territory; and (c) Licensee shall not sell or permit the sale of Licensed Products to Persons or entities who Licensee knows intend to, are likely to, or are suspected to resell outside of the Territory.


         2.5 Licensee or Eskimo may elect to engage in the manufacture of the Licensed Products itself or through the use of co-packers. In the event Eskimo engages directly in the manufacture of the Licensed Products itself, the provisions of this Agreement that relate in any way to the manufacture of Licensed Products shall apply directly to Eskimo to the same extent as to other Sublicensees. In the event Licensee or Eskimo desires to engage in the manufacture of the Licensed Products through one or more co-packers, the relationship between Licensee or Eskimo and any such co-packer shall be subject to a written agreement containing terms and conditions comparable to those of a Sublicense and Welch's shall have the right to approve any such agreement insofar as the provisions thereof in any way relate to the matters referred to in the second to last sentence of Section 12.1 and Schedule J pursuant thereto. The provisions of this Agreement shall be applicable to any such proposed or approved co-packer to the same extent as if such co-packer were a proposed sublicensee or a Sublicensee.


         2.6 Unless sooner terminated in accordance with the provisions hereof, the term of the Agreement shall commence on the Effective Date and end on December 31, 2008 (the "Term").


                            ARTICLE III: LICENSE FEES


         3.1 In consideration for the exclusive rights granted to the Licensee under this Agreement, Licensee agrees to pay Welch's a license fee of Eight Hundred Fifty Thousand Dollars ($850,000) ("Initial License Fee") upon the execution of this Agreement;


         3.2 As further consideration for the rights granted to Licensee under this Agreement, Licensee agrees to pay Welch's an additional licensee fee of Six Hundred Fifty Thousand Dollars ($650,000) payable in accordance with the schedule set forth on Schedule D ("Additional License Fee"), subject to the conditions set forth in 3.3 below. The Initial License Fee and Additional Licensee Fee are collectively referred to as the "License Fee."


         3.3 Licensee's obligation to pay the Additional License Fee is subject to the limitation that if this Agreement is terminated by Welch's for any reason whatsoever (including automatic terminations under Sections 13.1, 19.3(a) or 19.3 (d)) or by Licensee pursuant to Sections 14.2 or 19.3(f), Welch's shall not be entitled to be paid any installments of the Additional License Fee scheduled to be paid on or after the termination of this Agreement; provided, however, that this limitation shall not apply in the event Welch's terminates this Agreement as a result of a breach or default by Licensee or Eskimo and within 12 months after such termination Licensee or Eskimo enters into a license agreement with a third party in connection with the manufacture, distribution, promotion and sale of any Frozen Novelty Product containing 10% or more juice content or any product comparable to a New Soft-serve Product in the event that any such New Soft-serve Product was marketed under this Agreement at the time of such termination.


               ARTICLE IV - FLOOR AMOUNT AND ANNUAL VOLUME TARGETS


         4.1 (a) The parties anticipate that the business contemplated under this Agreement will generate sales of Licensed Products in a volume sufficient to cause the "Floor Amount" (as hereinafter defined) to be met or exceeded. The Floor Amount for the first three Agreement Years shall be an amount not less than the number of Base pails required to be purchased in order to generate $1.75 million in gross margins to Welch's and for the last seven Agreement Years shall be an amount not less than the number of Base pails required to be purchased in order to generate $2 million in gross margins to Welch's, in all Agreement Years based upon the margins and costs in effect for each such Agreement Year ("Floor Amount"). The Floor Amount for Agreement Year One shall be 27,778 Base pails which has been calculated based upon the margins and costs currently in effect. The Floor Amount for each subsequent Agreement Year shall be determined in accordance with the foregoing method and agreed upon in writing each year as part of formulation of the Annual Business Plan (as hereinafter defined).


         (b) If the sales of Licensed Products in any of the first three Agreement Years are insufficient to generate Base pail purchases equal to or exceeding the Floor Amount, Licensee shall have the option of (i) purchasing the quantity of Base necessary to meet the Floor Amount (such amount referred to as the "Deficiency"), (ii) paying Welch's an amount equal to Welch's gross margins on the Deficiency or (iii) any combination of (i) and (ii). Licensee shall have 60 days after the end of the Agreement Year in which the Deficiency occurred to take any such action. If Licensee determines not to take any such remedial action, it shall notify Welch's in writing of its decision ("Licensee Notice"). Welch's shall have the option of terminating this Agreement by giving written notice of termination to Licensee within 30 days of the date of the Licensee Notice. Welch's ability to terminate this Agreement as set forth in the preceding sentence shall be its exclusive remedy with respect to Licensee's failure to attain the Floor Amount in the first three Agreement Years in the event Licensee elects not to take any of the remedial actions set forth in the first sentence of this subsection (b).


         (c) In the event of a Deficiency occurring in any Agreement Year beginning with or after Agreement Year 4 , Licensee shall have the option of (i) purchasing the quantity of Base necessary to eliminate the Deficiency, (ii) paying Welch's an amount equal to Welch's gross margins on the Deficiency or
(iii) any combination of (i) and (ii). Licensee shall have 60 days after the end of the Agreement Year in which the Deficiency occurred to take any such action. If Licensee determines not to take any such remedial action, it shall notify Welch's in writing of its decision ("Licensee Notice"). Welch's shall have the option of terminating this Agreement by giving written notice of termination to Licensee within 30 days of the date of the Licensee Notice. In addition, in the event a Deficiency occurs in two out of any three consecutive Agreement Years beginning with or after Agreement Year 4, regardless whether Licensee takes the foregoing remedial action, Welch's shall have the option to terminate this Agreement by written notice to Licensee given within 60 days of the end of the second Agreement Year in which the Deficiency occurred. Welch's ability to terminate this Agreement as set forth in this subsection (c) shall be its exclusive remedy with respect to Licensee's failure to attain the Floor Amount in Agreement Years beginning with or after Agreement Year 4.


         4.2 (a) Schedule E sets forth the formula for determining the annual volume targets for Existing Products including volume relating to the Club Store business ("Core Business Volume Targets"). Schedule F sets forth the formula for determining the annual volume targets for New Products ("New Products Volume Targets"). The Core Business Volume Targets and New Products Volume Targets for each Agreement Year will be calculated based on these formulas and the sum of both for any given Agreement Year are referred to as Total Volume Targets.


                  (b) If Licensee fails to meet the Total Volume Targets for any Agreement Year, Licensee shall have the option of (i) purchasing the quantity of Base necessary to meet the particular Total Volume Target (such amount referred to as the "Shortfall"), (ii) paying Welch's an amount to be determined in accordance with the formula set forth on Schedule G or (iii) any combination of
(i) and (ii). Licensee shall have 60 days after the end of the Agreement Year in which the Shortfall occurred to take any such action. If Licensee determines not to take any such remedial action, it shall notify Welch's in writing of its decision ("Licensee Notice"). Welch's shall have the option of terminating this Agreement by giving written notice of termination to Licensee within 30 days of the date of the Licensee Notice. Welch's ability to terminate this Agreement as set forth in the preceding sentence shall be its exclusive remedy with respect to Licensee's failure to attain the Volume Targets in the event Licensee elects not to take any of the remedial actions set forth in the first sentence of this Section.


         4.3 The Floor Amount and Volume Targets are expressed in terms of Base purchased from Welch's by Licensee and Eskimo. The parties acknowledge that Welch's may change its method of operations such that Base purchases no longer represent an appropriate measure of volume or in certain cases Base may be used in a lower percentage in one or more New Products than in the Existing Products. In either such event, the parties will in good faith determine and agree in writing upon a mutually acceptable method for converting the affected Floor Amount and Volume Targets to an equivalent measurement.


             ARTICLE V - ANNUAL BUSINESS PLAN AND INCENTIVE PAYMENT


         5.1 The parties shall establish a mutually acceptable annual business plan for each Agreement Year ("Annual Business Plan" ) by October 31 of the preceding year, to be approved in writing by the President of Welch's and the President of Eskimo or their respective designees. The first Annual Business Plan shall be established for the Agreement Year commencing on January 1, 1999. In structuring the Annual Business Plan, it is the parties' intention to achieve a plan which results in the profits derived from the business contemplated under this Agreement being split 60% to Licensee and 40% to Welch's (on a net contribution post-royalty basis calculated under the sublicensing method of product manufacturing). The Annual Business Plan shall include agreement with respect to all Licensed Products as to (1) volume for each Licensed Product and the associated revenue; (2) pricing issues; (3) projected gross margins; (4) marketing plan and related spending; (5) packaging issues; (6) all particulars of New Products and (7) consideration of the cost of the License Fee. The formula for calculating the net contribution post-royalty is set forth on Schedule H.


         5.2 Licensee and Welch's shall each keep and maintain complete and accurate records of all their respective information used in connection with formulation of the Annual Business Plan and monitoring achievement of such Plan and shall each allow representatives or attorneys of the other, upon advance written notice during normal business hours to inspect and make extracts or copies of such records for the purpose of ascertaining the correctness of such information. All such books of account and records shall be maintained and each party shall have access as specified herein, for a period of three (3) years following the Agreement Year to which such books and records relate.


         5.3 If Licensee achieves or exceeds its Annual Business Plan with respect to net contribution post-royalty for any Agreement Year, Licensee will pay Welch's an incentive payment of $100,000 as of April 30 of the Agreement Year following the Agreement Year in which its Annual Business Plan was met. At Welch's option, the incentive payment will made be in the form of (a) cash or
(b) $100,000 worth of Eskimo Common Stock ("Incentive Stock"), with the number of shares to be determined based upon the closing price per share of the Eskimo Common Stock on December 31 of the Agreement Year in which the Annual Business Plan was met.


         5.4 Welch's represents, warrants and covenants that: (i) it will receive shares of Incentive Stock issued to it for investment only for its own account and not with a present view to resale or distribution thereof; (ii) it understands that the shares of Incentive Stock will be issued without registration, under exemptions from registration in the federal and state securities laws that may depend upon the intent hereby represented and that Eskimo will rely on such representations in issuing the Incentive Stock without registration; (iii) Welch's agrees that the certificates representing the Incentive Stock may, in the discretion of Eskimo, be marked with a legend to the effect that the Incentive Stock is subject to restrictions on transfer and distribution set forth herein and (iv) any costs associated with holding or disposing of any shares of Incentive Stock will be borne by Welch's.


         5.5 Welch's agrees that before any disposition is made by Welch's of any of the Incentive Stock, Welch's shall give written notice to Eskimo describing the manner and timing of any such proposed disposition. No such disposition shall be made unless and until (i) such disposition is made pursuant to the provisions of Rule 144 or similar "safe harbor" provisions promulgated under the Securities Act of 1933, as amended (the "Act") or (ii) Welch's has furnished Eskimo an opinion of counsel satisfactory to Eskimo to the effect that no registration under the Act is required with respect to such disposition.


                      ARTICLE VI - NEW PRODUCT DEVELOPMENT


         6.1 Licensee and Welch's shall agree in advance in writing on all criteria and expenditures relating to any New Products to be developed under this Agreement as part of formulation of the Annual Business Plan. Such criteria shall include without limitation the criteria and timing for the introduction of each New Product.


         6.2 Licensee and Welch's agree that each will bear 50% of all Costs (as defined below) incurred by either party on or for the development of New Products; provided, however, that Welch's will bear 50% of the cost of films and separations on only the first set of packaging films for each New Product, with Licensee to bear the total cost of additional packaging films necessitated to accommodate the requirements of multiple Sublicensees. Costs are (i) out-of-pocket media and creative development costs; (ii) out-of-pocket costs of development and execution of consumer promotions; (iii) introductory allowances as well as allowances for advertising and feature price activity; (iv) out-of-pocket costs of projects commissioned for New Product development; (v) out-of-pocket costs of developing packaging for New Products; and (vi) out-of-pocket costs of product development test runs or plant produced product for research or trade sell-in purposes. Costs shall not include (x) internal overhead or administrative costs of Licensee, Eskimo or Welch's or (y) internal personnel costs of Licensee, Eskimo or Welch's.


         6.3 Licensee and Welch's agree that with regard to New Products where Base is used in a lower percentage than in the Existing Products, the parties will develop a mutually acceptable approach to calculating the royalty shortfall due to reduced Base utilization ("New Business Margin Differential") which provides for a royalty payment to Welch's which maintains the same percentage contribution margin on New Products as that earned by Welch's under the sale of Base for the Existing Products. This New Business Margin Differential will be included as part of the development of the Annual Business Plan and paid to Welch's as related product components are sold by the Licensee.


ARTICLE VII - SHARING OF MARKETING AND PROMOTIONAL EXPENSES


         The parties agree to bear all Marketing and Promotional Expenses associated with the Licensed Products on the following basis:

                                               Licensee/Eskimo     Welch's
                                               ---------------     -------

  Existing Products                                66 2/3%         33 1/3%
  Club Store Business                                55%             45%
  New Products (during "Introductory
         Years" as defined below)                    50%             50%
  New Products (during "Post-Introductory
         Years" as defined below)                  66 2/3%         33 1/3%


Marketing and Promotional Expenses are (i) out-of-pocket media and creative development costs; (ii) out-of-pocket costs of development and execution of consumer promotions; (iii) introductory allowances as well as allowances for advertising and feature price activity; and (iv) out-of-pocket costs of projects commissioned for marketing and promotion of Welch's brands/products and jointly approved by Licensee and Welch's. Marketing and Promotional Expenses shall not include (x) internal overhead or administrative costs of Licensee, Eskimo or Welch's or (y) internal personnel costs of either Licensee, Eskimo or Welch's. Marketing and Promotional Expenses shall include research and development costs related to Existing Products and costs related to packaging for Existing Products only as may be agreed upon in advance in writing on a case by case basis.


         Slotting fees for any particular geographical region for a New Product will be borne 50% by Licensee and Welch's during any Agreement Year in which that New Product is in development, is in test marketing for that region or in which such New Product is first introduced into that region ("Introductory Years") and 66 2/3% by Licensee and 33 1/3% by Welch's for all years subsequent to Introductory Years ("Post-Introductory Years").


                          ARTICLE VIII - BASE PURCHASES


         8.1 Except as may be otherwise agreed by the parties in writing from time to time with respect to the use of fruit juice ingredients purchased from another Person, Licensee agrees that it will manufacture the Licensed Products only by the use of Bases purchased from Welch's under this Agreement in accordance with the Welch's Standards, and that Licensed Products manufactured by any Sublicensee shall be manufactured only by use of Bases purchased by Eskimo or Licensee from Welch's in accordance with the Welch's Standards. The Bases purchased by Eskimo or Licensee from Welch's will be used or resold for no purpose other than the manufacture and sale of the Licensed Products under the Trademarks. Welch's will sell Bases to Licensee, and Licensee shall purchase Bases from Welch's, as provided for by this Agreement. Welch's warrants that the Bases comprising any shipment or delivery made by it to Licensee hereunder, shall, as of the date of such shipment, be in accordance with the Welch's Standards, of good and merchantable condition and fit for the manufacture of the Licensed Products. Welch's further warrants that the Bases have been produced and shall be held, prior to shipment, in conformity with all applicable federal, state and local rules and regulations. All orders for Bases shall be in writing, or oral with written confirmation, and shall be received by Welch's at least 14 days before the requested delivery dates. Welch's will, however, use reasonable efforts consistent with the requirements of its other business, to meet requested delivery dates on shorter notice. If an order for Bases is received by Welch's not later than 14 days before the delivery date requested in the order, subject to the provisions of Sections 8.4 and 19.10, Welch's shall ship such Bases so as to ensure receipt of same by Licensee on or before the delivery date requested. If Welch's fails to do so, the Floor Amount and the Total Volume Targets for the Agreement Year in which such failure occurs shall be reduced by that amount which Welch's failed to ship in accordance with this Section.


         8.2 The price to be paid by Licensee for Bases shall be Welch's standard prices in effect at the date of shipment and are subject to Welch's standard terms and conditions of sale. If there is any inconsistency between this Agreement and Welch's standard terms and conditions of sale, the terms of this Agreement shall control. The current standard prices and payment terms for Bases are set forth in Schedule I and shall be established as part of the Annual Business Plan.


         8.3 Subject to the provisions of Section 19.10, Welch's shall ship Bases from its nearest plant of Base production. If Bases are not so shipped, Welch's shall be responsible for the excess in freight charges incurred over what the freight charges would have been if the shipment had been dispatched from Welch's nearest Base production facility. Title and risk of loss shall pass to Licensee upon loading on the carrier's vehicle at point of shipment.


         8.4 At least thirty (30) days prior to the end of each calendar quarter for each Agreement Year, Licensee shall provide Welch's with a reasonable good faith written estimate of the volumes of Bases, by Base, that it will order (for Eskimo's or Licensee's use or for use of Sublicensees) during the two (2) calendar quarters following the date of such report. Welch's shall not be required to sell Licensee volumes of Bases ordered to the extent such volumes exceed estimates submitted to Welch's under this Section. Welch's shall, however, in such case, use reasonable efforts, consistent with the requirements of its other business, to accommodate Licensee's requirements over any estimate or requirement. Welch's is not under any obligation to accept or ship any orders received from Licensee if Licensee is overdue, at the time, on any payment owing to Welch's or is in breach or violation of this Agreement.


                          ARTICLE IX - QUALITY CONTROL


         9.1 Licensee agrees that the Licensed Products sold by it or by any Sublicensee will be manufactured, sold and distributed in accordance with all applicable Federal, State and local laws. Licensee agrees that the Licensed Products to be manufactured and sold under this Agreement shall be, in all respects, safe and non-injurious, and fit for human consumption. The quality of the Licensed Products sold by Licensee or any Sublicensee shall meet the Welch's Standards. Licensee shall, at all times, conduct business in a manner that will maintain the reputation that Welch's has established in the business community and with consumers and avoid practices that will reflect unfavorably on Welch's.


         9.2 Prior to the first production run of any Licensed Product by Licensee, Eskimo or any Sublicensee, Licensee shall furnish to Welch's free of cost, for its written approval, a reasonable number of samples of each Licensed Product, and any Packaging Material; provided, however, that any Licensed Products or Packaging Materials which have been approved by Welch's under the 1992 Agreement or the 1985 Agreement need not be resubmitted for approval and shall be deemed approved without further action on the part of Licensee or any Sublicensee. Licensed Products, as well as any Packaging Material, not so previously approved shall be subject to the written approval of Welch's, and any such Licensed Product, or Packaging Material which is disapproved by Welch's shall not be sold or distributed by Licensee or by any Sublicensee. Welch's shall have 10 (ten) business days from the receipt of any Licensed Products to review and approve - or disapprove - any Licensed Product and any Packaging Material. If approval or disapproval is not transmitted to Licensee within such ten (10) day period, approval will be deemed given. After samples have been approved pursuant to this paragraph, Licensee shall not depart therefrom and shall ensure that any Sublicensee shall not depart therefrom in any material respect without Welch's prior written consent. Licensee acknowledges that the purpose of the approval retained by Welch's under this Article is solely to ensure the quality of the Licensed Products meets the Welch's Standards.


         9.3 From time to time after Licensee or any Sublicensee has commenced selling the Licensed Products and upon Welch's request, Licensee shall furnish, without cost, to Welch's additional random samples of each Licensed Product (from a regular production run or runs) being manufactured and sold by Licensee or any Sublicensee hereunder, together with any Packaging Material.


         9.4 Welch's shall have the right - on reasonable advance written notice on an annual basis - to have its representatives visit the plant or plants where the Licensed Products are made and where Packaging Material is printed or produced in order to determine whether the Welch's Standards are being met.


         9.5 Licensee shall supervise the performance of each Sublicensee with respect to the Licensed Products on a continuing basis and take such action as may be reasonably necessary and proper to ensure that each Sublicensee complies with all terms of its Sublicense, including without limitation, the Welch's Standards. Licensee shall notify Welch's (i) at least quarterly of all known or apparent failures by Sublicensee and (ii) within five (5) business days after learning of a known or suspected material failure of any Sublicensee, in either case to comply with any provision of the Sublicense that may in any way pertain to or affect the quality of the Licensed Products.


         9.6 Licensee shall promptly and professionally respond to any consumer complaints coming to its attention regarding the Licensed Products. Licensee shall maintain a separate file available for review and copying by representatives or attorneys of Welch's containing written communications from any regulatory agency, consumers, and Sublicensees relating to the Licensed Products.


         9.7 Licensee shall maintain and operate all of its premises, plant facilities and equipment used in connection with the Bases and Packaging Material in accordance with applicable laws, rules, regulations, good manufacturing practices, and the Welch's Standards. Licensee shall immediately notify Welch's of the presence of any Bases under its control found to be defective, adulterated, not in good or merchantable condition or otherwise not in conformity with Welch's specifications. If such Bases cannot be determined by Welch's to be recoverable or reconditionable or usable for any purpose, the same shall be destroyed by Licensee at Welch's option; and to the extent such deficiency, adulteration, condition or non-conformity originated prior to delivery of such Bases by Welch's to Eskimo or Sublicensee, such destruction shall be at Welch's expense.


                          ARTICLE X - USE OF TRADEMARKS


         10.1 Except as specifically provided for herein, the Licensee and Sublicensees shall not use any trademark other than the Trademarks (or such other trademarks as are approved by Welch's) on or in relation to the Licensed Products or Packaging Material. The Licensee and Sublicensees shall use the Trademarks only as provided herein and shall not represent in any manner that they have any ownership interest in and to the Trademarks or registrations thereof.


         10.2 Welch's represents and warrants to Licensee that Welch's (i) is the owner of the Trademarks, (ii) has (subject to any license agreements to which it is a party) exclusive rights in and to the Trademarks and (iii) has not licensed any Person the right to use the Trademarks in the Territory in connection with the Licensed Products (or Comparable Products as that term is defined in Section 2.2) and has no knowledge of any such use. Subject to the provisions of Section 10.10, Welch's agrees that, during the Term, it shall maintain, protect and defend the Trademarks, including without limitation the appropriate registration of the Trademarks. If the Licensee receives notice or knowledge that its use of the Trademarks may infringe trademarks or other rights of any third person the Licensee shall, as soon as possible, report to Welch's in writing the details relating to the potential infringement.


         10.3 Based on Welch's warranty made in Section 10.2, Licensee acknowledges the validity of the Trademarks and any registrations therefor and Welch's right, title and interest in and to the use of such Trademarks in the Territory and elsewhere, including Welch's right to register or to have registered in the Territory and any other jurisdiction all Trademarks.


         10.4 Apart from its license rights under this Agreement, Licensee and Sublicensees shall not acquire any right, title or interest in or to the use of the Trademarks during or after the Term.


         10.5 All use of the Trademarks by Licensee and Sublicensees shall inure to the benefit of Welch's. Licensee agrees that it will not otherwise apply anywhere or any time for any registration as owner or exclusive licensee of the Trademarks. If, notwithstanding this Agreement Licensee develops, adopts or acquires, directly or indirectly, any right, title or interest in or to the use of the Trademarks, or in any trademark similar either graphically or phonetically to the Trademarks, Licensee will at Welch's request assign to Welch's or any designee of Welch's any right, title and interest in and to the use of the Trademarks or trademarks in any and all such jurisdictions together with any goodwill incident to such Trademarks or trademarks. The obligations of this paragraph shall survive the expiration of this Agreement or any termination of this Agreement by either party and for whatever cause. No consideration other than the mutual covenants and considerations of this Agreement shall be necessary for any such assignment, transfer or conveyance.


         10.6 Licensee and Sublicensees shall use the Trademarks only on or in relation to the Licensed Products and Packaging Material. Licensee and
Sublicensees shall display the Trademarks only in such form and style and with such notice of registration as may be agreed on in writing by Welch's. Licensee shall comply, and require each Sublicensee to comply, with any requirements issued from time-to-time by Welch's with respect to the use of the Trademarks.


         10.7 If any act or failure to act by Licensee which in the reasonable opinion of Welch's constitutes a danger to the value or validity of Welch's ownership of or rights in the Trademarks, Welch's may in lieu of or in addition to any other remedy available to it (including termination of this Agreement which remedy is subject, however, to Licensee's right to cure as provided in
Section 14.1) give notice to Licensee describing the danger and may suspend in whole or in part (effective on Licensee's receipt of the notice) the rights of Licensee to use the Trademarks. The suspension shall continue until Welch's has reasonably determined that the danger no longer exists.


         10.8 Licensee and Sublicensees shall not use or adopt, during the Term of this Agreement nor at any time thereafter, in its business, in its business name, in its trading style, or in any of its services or on any of its products any trademark, service mark, name style or dress which is so similar to, or so nearly resembles any of the Trademarks, as to be likely to or as to be calculated to cause deception or confusion, or which is graphically or phonetically similar to any of the Trademarks. If Licensee does at any time adopt or use any trademark, service mark, name, dress or style in breach of this clause, Licensee will immediately, on notice from Welch's, discontinue that adoption or use.


         10.9 Licensee agrees to promptly give notice in writing to Welch's of any infringements or suspected or threatened infringements, imitations, illegal use or misuse in the Territory of the Trademarks which come to the Licensee's attention. However, Licensee shall not at any time take any action in the courts, administrative agencies, or arbitration tribunals to prevent the infringement or imitation, illegal use or misuse of any of the Trademarks, it being clearly understood and agreed to by Licensee that such action falls wholly within the authority of Welch's as sole owner of the Trademarks. Welch's may decide in its absolute discretion whether and what steps should be taken to prevent or terminate such infringements including the institution of legal proceedings where required.


         10.10 Welch's will have sole control over and will conduct any action(s) as it deems necessary pursuant to this Article. Licensee undertakes, at Welch's expense, fully and without reservation whatsoever to render to Welch's all assistance in connection with any matter pertaining to the protection of the Trademarks, including, but not limited to furnishing documents, records, files and other information, making available its employees, executing all necessary documents and its consent to be joined as a party to any legal proceedings as Welch's may reasonably request.


         10.11 Upon the termination of this Agreement, Licensee, Eskimo and Sublicensees shall immediately cease and desist from all use of the Trademarks except as specifically provided for in Article XV.


                        ARTICLE XI - PACKAGING MATERIALS


         11.1 In connection with the sale, offer for sale, advertising and promotion of the Licensed Products, Licensee shall only use, or authorize Sublicensees to use Packaging Material approved by Welch's in writing, which approval shall cover the artwork and Trademark usage thereon.


         11.2 Licensee shall make available to Sublicensees such approved Packaging Material or authorize, in writing, Sublicensees to purchase such approved Packaging Material from qualified suppliers approved by Licensee, in accordance with the terms of the Sublicense.


         11.3 Licensee shall not develop or permit the development by any Person, of new Packaging Material without the express written consent of Welch's; all such Packaging Material developed shall, notwithstanding their invention, creation or use by Licensee or any Person, remain the property of Welch's who shall not use or license the use of said Packaging Material within the Territory during the Term of this Agreement. The parties agree that any new Packaging Material developed by Licensee or other Person is work specifically commissioned by Welch's and shall be considered a work-made-for-hire within the meaning of the Copyright Revision Act of 1976 (as amended) and that Welch's shall be considered the author of any Packaging Material and is entitled to all rights to which an owner of copyright is entitled under this Act, or the copyright law of any country, including the right to revise and supplement the Packaging Material or any portion(s) thereof. To the extent any Packaging Material is not or cannot be work-made-for-hire, Licensee hereby agrees, upon request and without further consideration, to execute or obtain execution from all necessary parties, an assignment transferring to Welch's all rights, title and interest in and to all or any portion(s) of the Packaging Material, and provide such instruments of transfer or other documents to Welch's; should Licensee refuse or fail to execute such instruments of transfer or other documents, Licensee herein appoints Welch's as its attorney in fact for the limited purpose of executing such instruments and documents on Licensee's behalf.


         11.4 Licensee shall apply such copyright or other notice to any approved Packaging Material as may be required by Welch's, and shall cooperate with Welch's in the execution, filing and prosecution of any trademark or copyright applications that Welch's, at its own expense, may desire to file.


                           ARTICLE XII - SUBLICENSING


         12.1 A Person shall become a Sublicensee (or a Sublicensee previously approved in accordance with the 1992 Agreement may continue or renew its Sublicense without further approval) and may purchase Bases from Licensee only by executing the Sublicense as set forth in Schedule C. Before Licensee or Eskimo shall undertake to enter into a Sublicense with a Sublicensee not already approved in accordance with the 1992 Agreement ("New Sublicensee"), it shall obtain Welch's written consent to the identity of the proposed New Sublicensee. Welch's shall be provided with such information regarding proposed sublicensees as it may reasonably request and is available to Licensee at the time of the report. Licensee or Eskimo shall offer to sublicense and shall sublicense only under the Sublicense. It is agreed that Welch's shall be recognized as and have the status of a third party beneficiary under each Sublicense. No Sublicense between Licensee or Eskimo and a New Sublicensee of the Trademarks shall be effective until Welch's approves such New Sublicensee. Without the express written consent of Welch's, no modification by way of addition or deletion shall at any time be made to those provisions of any Sublicense referenced on Schedule J, nor shall any addition be made at any time to the Sublicense that in any way derogates from any of the provisions referenced on Schedule J or from any provision of this Agreement. If the operation of a Sublicensee is proposed to be extended to another facility owned by a Sublicensee, Welch's shall have the right to approve the extension in advance as if a new proposed Sublicensee were involved.


         12.2 No provision of a Sublicense shall relieve Licensee or Eskimo from any obligation owed to Welch's under this Agreement or by operation of law or equity.


         12.3 Licensee shall make reasonable efforts to identify and investigate the capacity of potential Sublicensees and to exploit the business contemplated by this Agreement through the vehicle of sublicensing the Trademark to achieve and maintain distribution and market penetration for the Licensed Products via channels and customary outlets for similar products in the Territory. In furtherance thereof, Licensee shall direct its attention to financially capable Persons that have experience in the manufacture and sale of quality products, that are able to satisfy the demand in the market to be served in terms of personnel, plant and equipment and that are otherwise able to perform under the Sublicense. In its selection of Persons, Licensee shall consider not only the qualifications of the proposed Sublicensee, but also the market to be involved to assure effective representation and maximum distribution and market penetration.


         12.4 Except as otherwise provided herein, Licensee shall have sole responsibility for the supervision of the Sublicensees with respect to the Licensed Products and the administration of the sublicense system. Except when and to the extent that any of the same may by occasioned by the acts or omissions of Welch's concerning the Bases or its handling of the Bases or in the event of an infringement action relating to the use of the Trademarks so long as such use has been approved by Welch's and is in accordance with the terms and conditions of this Agreement, Licensee agrees that Welch's shall have no liability to any person with respect to any agreement or transaction between Licensee and any Sublicensee, proposed sublicensee, or any third party.


         12.5 Inasmuch as the Trademarks stand for products of quality and uniformity, it is essential that the Welch's Standards be maintained at all times in order to preserve the value and reputation of the Trademarks and to assure the success of the business contemplated under this Agreement. Accordingly, each Sublicensee is required under its Sublicense to manufacture, package, handle and distribute the Licensed Products in conformity with the Welch's Standards. Licensee undertakes full and complete responsibility for maintaining product quality under the Welch's Standards and assuring that the Sublicensees comply with the Welch's Standards in every particular and the requirements of their Sublicensees; provided, however, that Welch's shall have the right to exercise to the extent it may deem appropriate the rights reserved in the Sublicense.


         12.6 Each Sublicense shall be executed in triplicate with one copy each provided to Welch's, Licensee and the Sublicensee.


         12.7 A Sublicense or the right of a Sublicensee to produce under a Sublicense at a particular facility may be terminated independently by either Welch's or Licensee after consultation with the other. Welch's agrees that it shall refrain from effecting terminations for a cause other than one involving the quality of the Licensed Products or the protection or appropriate use of the Trademarks as established or required by the Welch's Standards or the Sublicense; in other cases, termination shall be effected by the Licensee. If, after consultation with Licensee, Welch's decides to terminate any Sublicense it shall not, while Licensee is performing under the requirement below, communicate notice of termination (the "Notice") directly to the Sublicensee involved. Rather, Welch's shall communicate the Notice to Licensee and Licensee shall dispatch the Notice to the Sublicensee, with a copy to Welch's, within 24 hours of receipt of the Notice from Welch's. If for any reason the Notice is not dispatched by Licensee to the Sublicensee within such 24 hour period, Welch's shall be free to communicate the Notice directly to the Sublicensee.


                            ARTICLE XIII - BANKRUPTCY


         13.1 If a petition in bankruptcy is filed by or against Licensee or Eskimo, or if Licensee or Eskimo becomes insolvent, or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law, or if Licensee or Eskimo discontinues its business or if a receiver is appointed for it or its business, to the fullest extent permitted by law at the time of the occurrence, the license hereby granted shall automatically terminate forthwith without any notice whatsoever being necessary. In the event that this license is so terminated, Licensee and Eskimo, their receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, exploit or in any way deal with or in any Licensed Products covered by this Agreement or any Packaging Material, except with and under the special consent and instructions of Welch's in writing, which they shall be obligated to follow.


         13.2 In the event of an appointment of a trustee in bankruptcy for Welch's, assignment of assets for the benefit of Welch's creditors, any levy of execution involving the license herein granted, adjudication of Welch's bankruptcy, or rejection of the license herein granted by such trustee, Licensee shall retain it rights hereunder. Rejection of this Agreement by such trustee shall constitute grounds for termination of this Agreement by Licensee upon thirty days written notice to Welch's.


                         ARTICLE XIV - BREACH OR DEFAULT


         14.1 If Licensee or Eskimo breaches any warranty or covenant or fails to perform any of its respective obligations under the terms of this Agreement, including without limitation any breach or default based upon any Sublicensee's failure to perform, or breach of Sublicensee's obligations, under its respective Sublicense, Welch's shall have the right to terminate the Agreement upon twenty
(20) days notice in writing, subject to Licensee's and Eskimo's right to cure any such breach or default as hereinafter provided. If Licensee or Eskimo completely remedies the breach or default within the twenty (20) day period and satisfies Welch's that the failure or breach has been remedied, or if such breach or default cannot be cured with due diligence within twenty (20) days, and Licensee or Eskimo shall have commenced curing such breach or default with due diligence and shall proceed thereafter with due diligence and good faith to complete the curing thereof promptly, such breach or default shall not give Welch's the remedy of terminating this Agreement. Further provided, that Welch's shall have no right to terminate this Agreement based upon any Sublicensee's failure to perform, or breach of, its obligations under its respective Sublicense as long as following notice by Welch's to Licensee or Eskimo of such default or breach by Sublicensee, Licensee or Eskimo cures such breach or default in accordance with the terms of this Article, which cure may, to the extent necessary, be effected by termination of the affected Sublicensee's Sublicense. Termination of the Agreement under the provisions of this Section
14.1 shall be without prejudice to any rights which Welch's may otherwise have against Licensee.


         14.2 If Welch's breaches any warranty or covenant or fails to perform any of its obligations under the terms of this Agreement, Licensee shall have the right to terminate the Agreement upon twenty (20) days notice in writing, subject to Welch's right to cure any such breach or default as hereinafter provided. If Welch's completely remedies the breach or default within the twenty
(20) day period and satisfies Licensee that the failure or breach has been remedied, or if such breach or default cannot be cured with due diligence within twenty (20) days, and Welch's shall have commenced curing such breach or default with due diligence and shall proceed thereafter with due diligence and good faith to complete the curing thereof promptly, such breach or default shall not give Licensee the remedy of terminating this Agreement. Termination of the Agreement under the provisions of this Section 14.2 shall be without prejudice to any rights which Licensee may otherwise have against Welch's.

                      ARTICLE XV - OBLIGATIONS OF LICENSEE
                         UPON TERMINATION OR EXPIRATION

         15.1 Upon expiration of the Agreement or its termination for any reason:


                  a. Any indebtedness which may then be owing by one party to another shall become due and payable immediately;


                  b. Licensee's obligation to pay any Additional License Fee installment, the due date of which has not yet occurred, shall cease; and


                  c. Except as provided in Section 15.2, Licensee, Eskimo and Sublicensees shall immediately discontinue the use of the Trademarks in connection with the Licensed Products, its corporate or other business names and any other manner or use whatsoever.


         15.2 Licensee, Eskimo and Sublicensees shall be permitted, on a non-exclusive basis, to balance-out all remaining inventory of Bases and Packaging Materials for a period of six (6) months after such expiration or termination ("Work-out Period"), as long as the Licensed Products and Licensee, Eskimo and Sublicensees meet the Welch's Standards and other obligations of this Agreement. The end of the Work-Out Period shall be referred to as the Termination Date; provided, however, that any Licensed Product covered by this Agreement remaining in inventory upon the Termination Date which is in conformance with the Welch's Standards may be sold off.


         For purposes of this Agreement, "balance-out" shall mean purchasing and selling Bases, Packaging Materials, and other materials that are required to concurrently use up existing Bases, Packaging Materials, and other materials which are used in the manufacture, distribution and sale of the Licensed Products (with inventory levels established in good faith by Licensee, Eskimo and Sublicensees).


         15.3 In the event this Agreement, or any Sublicense, is terminated in accordance with its terms (i) based on Licensee's, Eskimo's or any Sublicensee's failure to affix notice of copyright, trademark or service mark registration, or any other notice required under this Agreement on the Licensed Products or Packaging Material, (ii) based on non-compliance by Licensee, Eskimo or any Sublicensee with the Welch's Standards, or (iii) because the Licensed Products are found to be unsafe for public use or consumption or toxic or hazardous the public health or safety, Licensee, Eskimo and the affected Sublicensee(s) shall destroy all non-complying Licensed Products or Packaging Material within fourteen (14) days of receipt of notice of termination ("Destruction Period"), and an Affidavit based on personal knowledge attesting to such destruction in a form acceptable to Welch's shall be supplied. If Welch's does not receive such an Affidavit within five (5) business days following the end of the Destruction Period Welch's shall have the right, in addition to all other rights and remedies, to enter Licensee's, Eskimo's or the affected Sublicensee(s) premises and remove any such Licensed Products or Packaging Materials.


                ARTICLE XVI - EFFECT OF TERMINATION OR EXPIRATION


         Upon the termination or expiration of this Agreement, all rights granted to Licensee and Eskimo hereunder shall forthwith revert to Welch's, who shall be free, inter alia, to use for its own account or to license others to use the Trademarks in connection with the manufacture, sale, distribution and promotion of the Licensed Products within the Territory, and Licensee will refrain from further use of the Trademarks or any further reference to them, direct or indirect, in connection with the manufacture, sale, distribution or promotion of the Licensed Products, except as provided in Article XV.


                   ARTICLE XVII - INDEMNIFICATION BY LICENSEE,
                PRODUCT LIABILITY INSURANCE AND OTHER OBLIGATIONS

         17.1 Licensee and Eskimo shall indemnify and hold harmless Welch's and its officers, directors, employees and agents from any liability, loss, expense (including reasonable attorneys' fees and disbursements) or claim by any third party resulting from or arising out of (i) any breach by Licensee or Eskimo of any warranties, covenants or agreements in the performance of its respective obligations under this Agreement; or (ii) any actual or alleged injury, damage or death to any person or property arising or resulting out of the distribution and sale or the use or consumption of the Licensed Products manufactured and sold under this Agreement; provided, however, Licensee's or Eskimo's respective obligations hereunder shall in no way require defense or indemnification regarding any liability, loss, expense or claim to the extent that the same arises out of (x) any breach by Welch's of any warranties, covenants or agreement in the performance of its obligations under this Agreement; (y) any act or omission of Welch's with respect the Bases or (z) any allegations that the Trademarks as used on the Licensed Products infringe any valid patent, trademark, trade name, design or copyright or application therefor or registration thereof (so long as such use was approved by Welch's and was in accordance with the terms and conditions of this Agreement).


         17.2 Welch's shall indemnify and hold harmless Licensee, Eskimo and their respective officers, directors, employees and agents from any liability, loss, expense (including reasonable attorneys' fees and disbursements) or claim by any third party resulting from or arising out of (i) any breach by Welch's of any warranties, covenants or agreements in the performance of its obligations under this Agreement; (ii) any act or omission of Welch's with respect the Bases or (iii) any allegations that the Trademarks as used on the Licensed Products infringe any valid patent, trademark, trade name, design or copyright or application therefor or registration thereof (so long as such use was approved by Welch's and was in accordance with the terms and conditions of this Agreement).


         17.3 At their own expense,  each of the parties hereto shall  maintain, with insurers acceptable to the other, comprehensive general liability insurance, including, but not limited to, product liability and contract liability coverage of minimum limits of not less than $5,000,000 for each person and $10,000,000 for each accident or occurrence with the other named as an additional insured. The policies for such insurance shall contain vendor's coverage and require the insurer to give Welch's and Licensee 30 days' prior written notice of any reduction in coverage, cancellation or termination of such insurance. Certificates of such insurance shall be sent by each to the other and, upon a party's request, copies of such policies shall be delivered to the other.


         17.4 Except as any of the same may be required with respect to the Bases, if any approvals, permits, licenses, registrations or the like are required to be obtained or maintained or governmental fees paid relative to any facet of the business contemplated by this Agreement, Welch's shall have no responsibility and shall bear no expense in connection with the same and all requirements in connection therewith shall be accomplished appropriately by Licensee.


         17.5 If in relation to the conduct of any part of the business contemplated by this Agreement any regulatory agency inquiries, directives or challenges shall develop or formal proceedings or any other type of involvements should arise on account of the acts or omissions of Licensee, it shall be Licensee's responsibility to resolve, respond to, comply with or defend same appropriately at its own expense. Notwithstanding, Licensee shall not enter into any compromise, settlement or resolution of any such matter which would prejudice the rights of, or operate to the detriment of, Welch's without notifying and consulting with Welch's as to the impact of the activity. At its election, Welch's may, at its own expense, undertake to intervene in any such matter or to assume control of the matter. In such case, Licensee shall render all reasonable assistance that may be required by Welch's.


                  ARTICLE XVIII - DISPUTE RESOLUTION PROCEDURES


         The parties  agree to use their best  efforts to reach  agreement  with respect to matters that this Agreement obligates them to agree upon prospectively and to resolve all disputes relating to this Agreement by mutual agreement. If the parties are unable to agree upon such matters or resolve such disputes within 30 days then the matter shall be presented to the President of Welch's and the President of Eskimo. Such officers shall negotiate in good faith with a view toward reaching a resolution of the matter that is mutually acceptable to the parties. If the matter has not been resolved within 30 days after it has been submitted to such officers and the matter involves the failure to agree upon an Annual Business Plan or an alternative method of stating the Floor Amount or the Volume Targets pursuant to Section 4.3, the parties shall submit the matter for mediation to a mutually acceptable mediator and the results of such mediation shall be binding upon the parties. If the matter has not been resolved within 30 days after it has been submitted to such officers and the matter involves anything other the matters referred to in the preceding sentence, any party shall be entitled to seek judicial relief from any court described in Section 19.8. Further provided, however, that if the matter or dispute relates to quality of the Licensed Products or protection and appropriate use of the Trademarks as established or required by the Welch's Standards or this Agreement, this Article shall not be construed to prevent Welch's from first seeking injunctive relief or terminating this Agreement in accordance with its terms.


                           ARTICLE XIX - MISCELLANEOUS


         19.1 All notices and statements required under this Agreement shall be in writing addressed to the parties as set forth below (or such other address as any party shall notify the others in writing) and shall be sent certified mail, return receipt requested, by overnight delivery service that provides evidence of receipt, or by facsimile with a confirmation copy sent by such overnight delivery service. The date of mailing or sending shall be deemed the date the notice or statement is given.


         If to Welch's:

                  Welch Foods, Inc.
                  Three Concord Farms
                  575 Virginia Road
                  Concord, Massachusetts  01742
                  Attn:   Legal Department

         If to Licensee or Eskimo:

                  Eskimo Inc.
                  901 Moorefield Park Drive
                  Richmond, Virginia  23236
                  Attn:  President


         19.2 Licensee shall not represent itself as the agent or legal representative of Welch's for any purpose whatsoever, and shall have no right to create or assume any obligation of any kind, express or implied for or on behalf of Welch's in any way whatsoever. This Agreement shall not create or be deemed to create any agency, partnership, franchise or joint venture between the parties.


         19.3 (a) This Agreement is personal to Licensee and, other than as set forth below, shall not be assigned by Licensee in any manner, whether by operation of law or otherwise, or in the event of a Change in Control (as defined below), except with the prior written consent of Welch's which consent shall not be unreasonably withheld. Any assignment in violation of the preceding sentence shall be null and void and shall result in termination of this Agreement. This Agreement or the rights and duties hereunder may, however, be assigned by Licensee to Eskimo or to any other affiliate of Eskimo which is wholly-owned by Eskimo ("Affiliate").


         (b) For purposes of this Agreement, a Change in Control means (i) a merger, consolidation or share exchange in which Eskimo or an Affiliate is not the surviving or continuing corporation or (ii) the sale or transfer of substantially all of Eskimo's assets or earning power to a third party.


         (c) In the event of a proposed Change in Control, Licensee will, consistent with its other obligations under such circumstances, notify Welch's of such proposed Change in Control and the identity of the party proposing to acquire control of Eskimo ("Potential Acquiror"). Welch's agrees to evaluate, in good faith, the suitability of the Potential Acquiror to exploit the business contemplated under this Agreement. Based on such evaluation, Welch's shall, within 30 days of notice of such proposed Change in Control, notify Licensee and Eskimo whether or not it approves the Potential Acquiror. If Welch's approves the Potential Acquiror, Welch's shall consent to the assignment to and/or assumption of this Agreement on its current terms by the Potential Acquiror and, in the event the proposed Change in Control is consummated, this Agreement shall be so assigned and assumed by the Acquiror effective upon such consummation.


         (d) If Welch's does not approve the Potential Acquiror and therefore notifies Licensee and Eskimo in writing that it will not consent to the assignment and/or assumption of this Agreement by the Potential Acquiror, this Agreement shall terminate effective upon the date of the consummation of the Change in Control with such Potential Acquiror. If such Change in Control is one occurring at any time prior to August 1, 2000 and Welch's, at any time within 12 months following such termination of this Agreement, licenses a third party ("New Licensee") the exclusive right to use the Trademarks in connection with the Licensed Products ("New License") on financial terms that are equally as or more favorable to Welch's than the terms of this Agreement as determined in this Section, Welch's shall be entitled to retain only the pro rata portion of the Initial License Fee calculated in accordance with (e) below.


                  The New License shall be deemed to be on financial terms equally as or more favorable to Welch's if the "Equivalent Rate" of the New License Fee (as hereinafter defined) equals or exceeds $283,333. The Equivalent Rate shall be the quotient resulting from dividing the total new license fee to be paid to Welch's by New Licensee during or with respect to the first two years of the term of the New License (regardless of designation or method or form of payment) ("New License Fee") divided by three. Welch's agrees to notify Licensee prior to the execution of a New License of the terms and conditions of any New License and to provide Licensee with all information necessary for Licensee to determine the Equivalent Rate.


         (e) The portion of the Initial License Fee which Welch's shall be entitled to retain shall be an amount equal to the product of the Initial License Fee times a fraction, the numerator of which is the number of full months which have elapsed from the Effective Date up through the date of termination hereunder and the denominator of which is 24. Welch's shall refund to Licensee or its successor the balance of the Initial License Fee which it is not entitled to retain hereunder within 15 days of the grant of such New License to a New Licensee under (d) above.


         (f) This Agreement may be assigned by Welch's without any consent of Eskimo; provided, however, if Welch's assigns this Agreement (including an assignment by operation of law) without obtaining the consent of Eskimo, Licensee shall have the right to terminate this Agreement upon written notice to Welch's.


         19.4 This Agreement is intended by the parties as a final and complete expression of their agreement, and supersedes any and all prior and contemporaneous agreements and understandings relating to it, including without limitation, the 1992 Agreement which shall terminate automatically effective upon the execution of this Agreement; provided, however, all Sublicenses entered into prior to the Effective Date shall remain in full force and effect until otherwise modified or terminated in accordance with their terms, and this Agreement does not change, or affect Welch's status as a third party beneficiary of any such Sublicense. Welch's agrees that (i) concurrent with the execution of this Agreement it will refund to Eskimo $41,667, representing the ratable portion of the license fee prepaid by Eskimo for 1998 under the 1992 Agreement that will remain unearned at the termination of the 1992 Agreement and (ii) Eskimo shall have no further obligation or liability under Section 3.5 of the 1992 Agreement.


         19.5 This Agreement may not be modified and none of its terms may be waived, except in writing signed by both parties. The failure of either party to enforce, or the delay by either party in enforcing, any of its rights shall not be deemed a continuing waiver or a modification of this Agreement. In construing and enforcing this Agreement, neither party shall be considered the drafter of this Agreement.


         19.6 If any part of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, it shall not affect the validity of the balance of this Agreement.


         19.7 The headings of the paragraphs are for convenience only and in no way limit or affect the provisions hereof.

         19.8 This Agreement shall be governed by and interpreted in accordance with the law of the Commonwealth of Virginia. Each of the parties hereby agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the United States District Court for the District of Massachusetts or the United States District Court for the Eastern District of Virginia (assuming such court has jurisdiction over such suit, action or proceeding). Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding.

         19.9 Each party acknowledges that all information relating to the business and operations of the other which is disclosed to the other or which the other learned during the pendency of the 1992 Agreement, the 1985 Agreement or learns during the Term, including without limitation, data experience, formula, methods, processes, techniques, business plans, product development and know-how whether of a technical, engineering, operational or business nature relating to the use, manufacture, storage, handling, sale, licensing and distribution of the Bases and the Licensed Products, is the valuable, proprietary information of the other ("Confidential Information"). Each party acknowledges the need to preserve the secrecy and confidentiality of the other's Confidential Information, and agrees that, during the Term of this Agreement and after termination thereof, neither party shall use or disclose the Confidential Information of the other except as is necessary for each party to perform its obligations under this Agreement. Each party shall take reasonable steps to ensure such confidentiality and secrecy, and each party agrees to indemnify the other against any damage which may be suffered by the other as of result of a willful breach of this Section. Upon any Termination Date, each party shall upon the request of the other deliver promptly to the other all documents containing such party's Confidential Information that are in the possession and control of the other party.


         19.10 Whenever performance by a party of any of its obligations hereunder, other than the payment of money due, is substantially or completely interrupted or prevented by reason of an act of God, strike, lockout, labor trouble or other industrial disturbance, transportation dislocation, shortage of supply, late or misdelivery of supplies, casualty, civil strife or a circumstance beyond the reasonable and good faith control of the party required to act, such performance shall be excused for the period during which such state of affairs continues. In addition, Welch's shall have the right, in cases when short grape crops are a negative factor in terms of Welch's meeting commitments, to limit the availability of Bases and to allocate grape ingredients among its products on a proportional reduction basis; provided, however, that in the event of such a reduction, the Floor Amount and Volume Targets for the Agreement Year in which such reduction occurs shall be reduced by a corresponding amount.


         19.11 Each party represents and warrants to the other that it has full power and authority to enter this Agreement and that execution and performance of this Agreement shall not conflict with or affect any existing agreements with or commitments with other parties.


         19.12 Each of the parties shall execute and deliver to, or cause to be executed and delivered to, the other party, such further instruments, or take such other action as may reasonably be requested of it hereunder to consummate more effectively the transactions contemplated hereby.


         19.13  This   Agreement   may  be   executed   simultaneously   in  two
counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instruments.


         19.14 Eskimo hereby guarantees to Welch's that Licensee shall perform all of its obligations hereunder in accordance with the terms of this Agreement and Eskimo hereby agrees to be bound by all the provisions of this Agreement applicable to Licensee to the same extent as Licensee.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.


                             ESKIMO INC.


                             By:   /s/ David B. Kewer
                                   ---------------------------------------
                             Title:  President and Chief Executive Officer


                             ESKIMO PIE CORPORATION


                             By:   /s/  David B. Kewer
                                   ---------------------------------------
                             Title:  President and Chief Executive Officer


                             WELCH FOODS INC., A COOPERATIVE


                             By:   /s/  Daniel P. Dillon
                                   ---------------------------------------
                             Title:  President

                                    Schedules
                                    ---------


         Schedule A        Trademarks


         Schedule B        Existing Products


         Schedule C        Sublicense Agreement


         Schedule D        Payment Schedule for Additional License Fee


         Schedule E        Core Business Volume Targets


         Schedule F        New Business Volume Targets


         Schedule G        Formula for Payment in Event of Shortfall


         Schedule H        Formula for Calculation of Net Profit Contribution
                           Post-Royalty


         Schedule I        Welch's Pricing and Payment Terms


         Schedule J        Provisions of Sublicense to be Modified only with
                           Welch's Consent Pursuant to Section 12.1

                                                                      Schedule A


                                   TRADEMARKS


The Trademarks are:

         1.       WELCH'S

         2.       WELCH'S (Design) - as per attached

         3.       WELCHADE

                                                                      Schedule B


                                EXISTING PRODUCTS


         The Licensed Products consist of:

         1. Grape juice bars containing 30% grape juice.

         2. Raspberry juice bars containing 30% fruit juice (of which 5% is raspberry).

         3. Strawberry juice bars containing 30% fruit juice (of which 5% is strawberry).

         4. Grape, raspberry and strawberry juice bars as described above made from no-sugar-added bases and containing aspartame or other non-nutritive sweetener(s) approved by Welch.

         5. "Tropical Blends" juice bars consisting of the following flavors: strawberry banana juice bars; pineapple juice bars; and orange pineapple banana juice bars.

                                                                      Schedule C


                              SUBLICENSE AGREEMENT


            Sublicense Agreement under 1992 Agreement to be modified
             to make changes necessary to conform to this Agreement

                                                                      Schedule D


                           Additional License Fee Due
        under the Master License Agreement, dated August 1, 1998, between
            Welch Foods, Inc.; Eskimo Inc. and Eskimo Pie Corporation

       Calendar               Imputed                                                                    Present Value
         Year                 Interest            Payment Date                   Payment Amount        at June 30, 1998
         ----                 --------            ------------                   --------------        ----------------
         1998                 $29,290
         1999                  58,580
         2000                  58,580
         2001                  58,580
         2002                  58,362              July 1, 2002                   $157,271.34            $115,599.13
         2003                  54,200              July 1, 2003                    157,271.34             107,036.23
         2004                  45,955              July 1, 2004                    157,271.34              99,107.62
         2005                  37,049              July 1, 2005                    157,271.34              91,766.32
         2006                  27,431              July 1, 2006                    157,271.34              84,968.81
         2007                  17,044              July 1, 2007                    157,271.34              78,674.83
         2008                  5,828               July 1, 2008                    157,271.34              72,847.06
                                                                                                      --------------
                                                                                                         $650,000.00

                                                                      Schedule E


                          CORE BUSINESS VOLUME TARGETS*


Agreement Year One                              87.5%   of   the   actual   Base
                                                purchases**     for     Existing
                                                Products  (including  Club Store
                                                business**)   in  calendar  year
                                                1998

Agreement Years Two - Ten                       87.5%   of   the   actual   Base
                                                purchases**     for     Existing
                                                Products  (including  Club Store
                                                business**)  in the  immediately
                                                preceding Agreement Year


------------------------

*Targets are stated in terms of purchases of Base pail equivalents with a "pail" being equivalent to 4.75 gallons of Base. The Core Business Volume Targets together with the New Business Volume Targets are subject to adjustment to the extent necessary to generate collectively the Minimum Amount pursuant to Section 4.1.


**In determining actual Base purchases for purposes of calculating Core Business Volume Targets, if club store business accounts for more than 15% of Base purchases in any one year, then, prior to calculating the Core Business Volume Target, the actual Base purchases for such year shall be reduced by the amount necessary to reflect the Base purchases that would have resulted if club store business had accounted for only 10% of such Base purchases

                                                                      Schedule F

                           NEW BUSINESS VOLUME TARGETS


First and Second Year of New Product            None

Third through Fifth Year of New Product         87.5%  of  the  Annual  Business
                                                Plan  Volume for the New Product
                                                for such years

Remaining years during Term of New Product      87.5%  of  the   actual   volume
                                                relating  to such New Product in
                                                the immediately preceding year

                                                                      Schedule G

        Calculation of Payment Required to Cure Minimum Volume Shortfall under the Master License Agreement, dated August 1, 1998, between
            Welch Foods, Inc.; Eskimo Inc. and Eskimo Pie Corporation

                                                                                  Core Business        New Business
                                                                                  ---------------     ----------------
               Minimum Volume Targets - expressed in Base pail  equivalents  (as determined  under Article 4.1 and Schedules E and F of the Master
               License Agreement)
                                                                                  ---------------     ----------------

less:          Actual Base pail equivalent Purchases (inclusive of
               pails purchased for sale to the Club Store business)
                                                                                  ---------------     ----------------

equals:        Volume Shortfall - expressed in Base Pails
                                                                                  ---------------     ----------------

times:         Welch's Standard Contribution Margin (*)
                                                                                  ---------------     ----------------

               Payment Required to Cure Minimum Volume Shortfall
                                                                                  ---------------     ----------------


          (*)  Calculation of Welch's Standard Contribution Margin
-------------------------------------------------------------------

                        Base Pail Sales Price
                                                                    -----------
                less:   Material Cost
                                                                    -----------
                        Direct Labor
                                                                    -----------
                        Fixed Plant Overhead
                                                                    -----------
               equals:  Welch's Standard Contribution Margin
                                                                                  ---------------

                                                                      Schedule H

           Formula for Calculating the Net Contribution (Post-royalty)
        under the Master License Agreement, dated August 1, 1998, between
            Welch Foods, Inc.; Eskimo Inc. and Eskimo Pie Corporation

                                                                                   Eskimo and            Welch's
                                                                                   Licensee,
                                                                                  Consolidated
                                                                                 ---------------    ------------------
Sales Revenues (for Eskimo,  includes  cartons,  wraps, base concentrate and any other  items  sold by Eskimo in  relation  to  Welch's  Licensed  Products;  for
Welch's,  includes  base  concentrate  and any other  items  sold by  Welch's in relation to Licensed Products)
                                                                                 ---------------    ------------------

Cost of Goods Sold (includes materials, direct labor and freight only;
excludes plant and administrative overhead absorption)                             (        )           (       )
                                                                                 ---------------    ------------------

Advertising & Sales Promotion Expense (actual Eskimo expenditures)
                                                                                   (        )           (       )
                                                                                 ---------------

Welch's Contribution to Advertising & Sales Promotion Expense                                           (       )
                                                                                 ---------------    ------------------

Amortization of License Fee                                                        ( 150,000)            150,000
                                                                                 ---------------    ------------------
Imputed Interest on Licensee Fee                                                   (        )
                                                                                 ---------------    ------------------

Adjustment to Account for New Business Margin Differential (to account for distribution of profits from products in which Base is not an essential
ingredient)                                                                        (        )
                                                                                 ---------------    ------------------

Net Contribution (Post-royalty) from Annual Business Plan
                                                                                 ---------------    ------------------

Expected Profit Split from Annual Business Plan
                                                                                 ---------------    ------------------

Target Profit Split - calculated under the sublicensing method of product             60%                  40%
manufacturing

Approved by:

---------------------------------                             ------------------------------------

Dated:                                                        Dated:
---------------------------------                             ------------------------------------
President                                                     President
Eskimo Pie Corporation                                        Welch Foods Inc., A Cooperative

                                                                      Schedule I

                              WELCH'S PRICING and
                                  PAYMENT TERMS

     Product Code           Flavor                Size (Gallons)         Price
     ------------           ------                --------------         -----

          770        Pineapple                           4.75           $  104
          771        Pineapple                          50              $ 1067
          772        Strawberry-Banana                   4.75           $  104
          773        Strawberry-Banana                  50              $ 1067
          774        Orange-Pineapple-Banana             4.75           $  104
          775        Orange-Pineapple-Banana            50              $ 1067
          785        Raspberry                           4.75           $  112
          786        Raspberry                          50              $ 1147
          787        Strawberry                         50              $ 1067
          796        Strawberry                          4.75           $  104
          798        Grape                              50              $ 1067
          830        NSA Grape                           4.75           $  104
          831        NSA Grape                          50              $ 1067
          832        NSA Strawberry                      4.75           $  104
          833        NSA Strawberry                     50              $ 1067
          834        NSA Raspberry                       4.75           $  112
          835        NSA Raspberry                      50              $ 1147
          869        Grape                               4.75           $  104



Payment Terms are 2% 10 days, Net 30 days.

                                                                      Schedule J

        Provisions of Sublicense to be Modified only with Welch's Consent
                            Pursuant to Section 12.1


Article I - Definitions (except 1.1, 1.4, 1.8, 1.10, 1.11, which each may be modified without Welch's consent)

Article II - Grant of Trademark License (except in Section 2.1, the word "exclusive" and the last two sentences; Section 2.2 in its entirety; and Section
2.4 in its entirety, which may be modified without Welch's consent)

Article III - Purchase and Sale of Bases (except the second through the fifth sentences of Section 3.2, which may be modified without Welch's consent)

Article IV - Quality Control

Article VI - Use of Trademarks

Article VII - Packaging Materials and Ingredients (except Section 7.1, which may be modified without Welch's consent)

Article VIII - Term, Termination and Breach (except Section 8.1 in its entirety, 8.2(iii), and in Section 8.7 the phrase "all Sublicensee Fees due through the time of termination shall become immediately due and payable," which may be modified without Welch's consent)

Article IX -  Indemnification

The first sentence of 10.1 of Article X - Minimum Quantities

Article XI - Other Restrictions and Limitations

Article XII- Assignment

Article XIV - Relationship of Parties

Article XVI - Compliance with Law

Article XVII - Authority

Article XVIII - Virginia Law

Article XIX - Third Party Beneficiary

Article XX - Succession to Rights of Licensee and/or Eskimo

Article XXI - Waiver

Article XXII - Severability

Article XXIII - Miscellaneous